Instil Bio, INC.

3963 Maple Avenue, Suite 350

Dallas, TX 75219

March 16, 2021	Via Edgar

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn: Julie Sherman

Vanessa Robertson

Alan Campbell

Celeste Murphy

RE:	Instil Bio, Inc.
Registration Statement on Form S-1
File No. 333-253620

Acceleration Request
Requested Date: March 18, 2021
Requested Time: 4:00 P.M. Eastern Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant (the “Registrant”) hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) to become effective on March 18, 2021, at 4:00 p.m., Eastern Time, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Madison Jones, counsel to the Registrant, at (202) 728-7087.

Very truly yours,

Instil Bio, Inc.

/s/ Bronson Crouch

Bronson Crouch

Chief Executive Officer

cc:	Divakar Gupta, Cooley LLP
Madison Jones, Cooley LLP